As filed with the Securities and Exchange Commission on September 12, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2023

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure

Proposed Credit Agreement Amendment. B&G Foods recently launched a proposal to amend our amended and restated credit agreement, dated as of October 2, 2015, and previously amended on March 30, 2017, November 20, 2017, October 10, 2019, December 16, 2020, June 28, 2022 and June 6, 2023, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent and collateral agent.

The proposed amendment would permit us to incur first lien secured debt in the form of notes or term loans outside of our senior secured credit agreement on a pari passu basis with the indebtedness under our credit agreement if certain conditions are met. The proposed amendment would also reduce the current amount of the “available amount” (as defined in the credit agreement) available for certain restricted payments to $600 million as of the end of the second quarter of fiscal 2023, and add certain collateral-related protections for the lenders (commonly known as “Serta protections”).

We have already obtained consents to the proposed amendment from the majority of the required lenders necessary to approve the proposed amendment and expect to complete the amendment prior to the completion of the senior secured notes offering described below.

At-The-Market Equity Offering Program Sales; Debt Repurchases. During the third quarter of fiscal 2023 through the date of this report, we sold 6,332,846 shares of our common stock under our “at-the-market” (ATM) equity offering program. We generated $75.3 million in gross proceeds, or $11.90 per share, from the sales and paid commissions to the sales agents of approximately $1.5 million.

We used a portion of the proceeds to repurchase $20.2 million aggregate principal amount of our 5.25% senior notes due 2025 in open market purchases at a discounted repurchase price of $19.5 million (or 96.92% of such principal amount) plus accrued and unpaid interest of $0.4 million. We intend to use the remaining net proceeds to repay, redeem or repurchase long-term debt, to pay offering fees and expenses, and for general corporate purposes.

As of the date of this report, 3,667,154 shares of our common stock remain authorized and available for issuance and sale under our ATM equity offering program and $855.4 million aggregate principal amount of our 5.25% senior notes due 2025 remains outstanding.

Senior Secured Notes Offering. On September 12, 2023, we issued a press release announcing our intention to offer, subject to market and other conditions, $500.0 million aggregate principal amount of senior secured notes due 2028 in a transaction exempt from registration under the Securities Act of 1933, as amended. The senior secured notes will be guaranteed on a senior secured basis by certain domestic subsidiaries of B&G Foods.

We intend to use the proceeds of the offering, together with cash on hand to redeem $555.4 million aggregate principal amount of our 5.25% senior notes due 2025 and pay related fees and expenses. However, we cannot assure you that the offering of the notes will be completed as described herein or at all.

On September 12, 2023, B&G Foods will be making a slide presentation to prospective investors in connection with the offering.

The offering of the senior secured notes and the related guarantees has not been registered under the Securities Act or the securities laws of any other jurisdiction and the senior secured notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This current report does not constitute an offer to sell or a solicitation of an offer to buy the senior secured notes and the related guarantees, nor shall there be any sale of the senior secured notes and the related guarantees in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the press release announcing the offering, which is attached to this report as Exhibit 99.1, and a copy of the slide presentation, which is attached to this report as Exhibit 99.2, are incorporated by reference herein and are furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

99.1	Press release dated September 12, 2023, furnished pursuant to Item 7.01.
99.2	Investor Presentation dated September 12, 2023, furnished pursuant to Item 7.01
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: September 12, 2023	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary